Exhibit 99.3

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES AUTHORIZES $20 MILLION
COMMON STOCK REPURCHASE PROGRAM

Waukegan, Illinois, November 3, 2005 --- WMS Industries Inc. (NYSE:WMS) announced today that its Board of Directors has authorized the repurchase of up to $20 million of the Company’s common stock over the next 12 months. Pursuant to the authorization, purchases may be made from time to time in the open market, through block purchases or in privately negotiated transactions. The actual number of shares to be purchased will depend on market conditions. All shares purchased will be held in the Company’s treasury for possible future use. As of September 30, 2005, WMS had approximately 31.4 million shares of common stock outstanding. Pursuant to prior share repurchase authorizations, the Company repurchased $42.5 million of its common stock at an average price of $13.31 per share.

Brian R. Gamache, President and CEO of WMS Industries, said, “Given the Company’s strong fiscal 2006 first quarter results and our historically high level of open orders for both new unit sales and participation games, we believe WMS has a high level of visibility into achieving continued revenue and earnings growth. We are also well positioned to generate free cash flow throughout the balance of fiscal 2006. Given the current valuation of WMS’ common stock, the Company’s Board of Directors believes that opportunistic share repurchases represent a prudent use of capital.

“Following the recent installation of approximately 300 Jackpot Party Progressive™ gaming devices, open orders for this product stand at over 700 units which will be placed over the next two quarters. Once installed, we believe the Jackpot Party Progressive series will emerge as one of the industry’s most popular multi-level progressive products and we are confident that the placements put us firmly on the path to achieve our participation game installed base and revenue per day guidance.”

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WMS Industries Announces $20 Million Repurchase Authorization, 11/3/05	page 2

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,”“will,”“should,”“expect,”“anticipate,”“seek,”“believe,”“estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

Jackpot Party Progressive is a trademark of WMS Industries Inc. 2005

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

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